Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6 No. 333-256975) and related prospectus of the Accumulator Variable Universal Life and to the incorporation by reference therein of our reports: (1) dated April 30, 2020, with respect to the financial statements of Symetra Separate Account SL and (2) dated March 26, 2020, with respect to the statutory-basis financial statements of Symetra Life Insurance Company, included in the Form N-VPFS, filed with the Securities and Exchange Commission on April 29, 2021.

/s/ Ernst & Young LLP

Seattle, Washington
August 25, 2021